Exhibit 4.5

REVOLVING CREDIT NOTE

February 10, 2023

M.E.A. TESTING SYSTEMS LTD., a company established in the State of Israel (“Maker”), hereby promises to pay to the order of PETROCORP INC., a Delaware company (“Holder”), at the address listed below, or such address as Holder may from time to time designate in writing to Maker, the principal sum of up to Two Million USD ($2,000,000, “Stated Principal Balance”), or such other amount as may be reflected from time to time on the books and records of the Holder, evidencing the aggregate of the Advance(s) (as defined herein) requested by and made to Maker (the “Outstanding Principal Balance”), in such currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, in accordance with the terms and conditions of this promissory note (“Note”). Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day that is a Business Day (as defined herein).

1. Maturity Date; Interest. The Outstanding Principal Balance and all accrued interest thereon shall be due and payable on or before December 31st, 2023 (the “Maturity Date”) or any date thereafter as to be agreed or extended by the parties. All sums advanced pursuant to this Note shall bear interest from the date of each Advance is made until paid in full at the rate of six percent (6%) per annum. Maker shall pay accrued interest on the Outstanding Principal Balance on a annual basis commencing on 31.12.2023 and continuing on the last Business Day of each year thereafter.

2. Advances. Maker may give Holder written notice (each, a “Written Request”) requesting an advance (each, an “Advance” and, collectively, the “Advances”), by delivering to Holder not later than 11:00 a.m. (New York City time) at least three (3) Business Days before the proposed borrowing date (in each case, the “Borrowing Date”) of such requested Advance, which Written Request shall specify (i) the principal amount of such requested Advance; (ii) the purpose to which the funds from the proposed Advance will be used; (iii) the party or parties to whom funds will be paid on behalf of Maker; and (iv) the proposed Borrowing Date of such Advance, which shall be a Business Day. As used herein, “Business Day” shall mean any day other than a Saturday, Sunday, Good Friday or other a day on which the Federal Reserve is closed. Holder shall notify Maker in writing if Holder declines to fund the requested Advance; provided, however, that requests for Advances will not be unreasonably withheld and will be timely granted. On each Borrowing Date, Maker authorizes Holder to disburse the proceeds of the requested Advance to the designated payee(s), as set forth in the applicable Written Request. It is understood and agreed that Holder shall have no responsibility for the application of proceeds except to disburse proceeds to the designated payee(s) and such proceeds so disbursed shall be deemed to have been disbursed to the Maker. The outstanding amount of all Advances made by the Holder to the Maker under this Note shall not exceed the Stated Principal Amount.

3. Affirmative Covenants. Maker covenants and agrees that at all times prior to the Maturity Date, Maker shall:

3.1. Use of Loan Proceeds. Use all proceeds of Advances only for its working capital and ordinary business expenses and in accordance with the Written Request.

3.2. Compliance with Laws. Comply in all respects with all rules applicable to Maker and its business.

3.3. Business Records. Keep adequate records and books of account with respect to Maker’s business activities in accordance with sound bookkeeping practices reflecting all transactions of Maker, and permit Holder at any time to copy and inspect such books and records and make copies thereof.

3.4. Notice. Provide Holder with immediate telephonic notice (followed by notice in an email or letter) after becoming aware of any of the following:

(a) the happening of any event, occurrence or condition, or series of events, occurrences or conditions, that would cause any representation contained in this Note, t to be untrue, inaccurate or misleading;

(b) the existence of a default or an event of default hereunder or under any agreement to which Maker is a party;

(c) the happening of any event, occurrence or condition, or series of events, occurrences or conditions, that has resulted in, or that may reasonably be expected to result in, a material adverse change in the business of the Maker;

(d) any dispute that may arise between Maker and any governmental unit, including without limitation any violation or alleged violation of any governmental rule; and

(e) the commencement of any proceeding by a governmental unit or litigation, suit, action or proceeding, at law or in equity against Maker as defendant, co-defendant, third party defendant or otherwise, or by Maker as plaintiff, as counter-claimant or otherwise.

4. Negative Covenants. Maker covenants and agrees that at all times prior to the Maturity Date, Maker shall not, directly or indirectly:

4.1. Indebtedness. Create, incur, assume or suffer to exist, voluntarily or involuntarily, any indebtedness or liability, other than trade indebtedness not in excess of $100,000.

4.2. Mergers; Consolidations; Acquisitions. Enter into any transaction or series of transactions that directly or indirectly would constitute a merger, consolidation, reorganization or recapitalization; take any action in contemplation of dissolution or liquidation; conduct any part of its business through any affiliate or other person; or acquire the equity interests or assets of any person, whether by merger, consolidation, purchase of equity interests or otherwise.

4.3. Change of Management; Change of Control. (a) Allow a change in the ownership structure of Maker, whether by the issuance, sale, transfer, exchange, assignment or other direct or indirect hypothecation of its equity interests, or by the issuance of subscriptions, warrants, options, convertible securities, or other rights (fixed, contingent or otherwise) to purchase or otherwise acquire equity interests, or (b) permit any person other than the current officers to hold their respective offices, in each case unless a replacement reasonably acceptable to Holder is appointed.

4.4. Sale or Disposition. Sell or otherwise dispose of all or any asset or other property or grant any person an option to acquire any asset of Maker or other property.

4.5. Liens and Encumbrances. Grant, permit or suffer to exist the imposition of any lien, mortgage, hypothecation, encumbrance or any other adverse claim or interest on any asset of the Maker, the Maker or any part of its business.

4.6. Dividends. Pay any dividends or profits, make any distribution or return of capital, directly or indirectly purchase, retire or redeem any of its equity interests, or take any action which would have an effect equivalent to any of the foregoing.

4.7. Guaranties. Assume, guarantee, endorse, contingently agree to purchase, assume or otherwise become liable for the indebtedness of any person.

4.8. Loan or Advances. Make any loans or advances to any person, or make any payments or pay any liabilities, costs or expenses, of or on behalf of any other person.

4.9. Investments. Make any investment in any person, whether in the form of equity interests (including, but not limited to, subscriptions, warrants, options or other rights convertible into equity interests), indebtedness (including indebtedness that is convertible into equity interests), any combination of equity interests and indebtedness, or otherwise.

4.10. Bank Accounts. Open or maintain any deposit, checking, operating or other bank account, or similar money handling account, with any bank or other financial institution except for those accounts previously approved by Holder.

4.11. Compensation. Pay compensation to its officers, directors, employees, agents and all others, including salaries, withdrawals, fees, bonuses, commissions, drawing accounts and other payments, whether directly or indirectly, in money or otherwise, without the prior written approval of Holder.

4.12. Transactions with Affiliates. Make, enter into or otherwise undertake any transaction with any affiliate, unless such transaction has been approved or otherwise consented to pursuant to the applicable terms of Maker’s charter documents and is at least as favorable to Maker as a similar transaction entered into at arms’ length with an unrelated third party.

5. Holder’s Investment Representations.

(a) The Holder is acquiring this Note for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof. The Holder understands and acknowledges that the Note has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state or foreign securities laws, by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and foreign securities laws, which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. The Holder further represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to any third person with respect to the Note.

(b) The Holder understands that an active public market for the Maker’s securities may not now exist and that there will never be an active public market for the Note.

(c) The Holder is an “accredited investor” as defined in Rule 501 of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act and shall submit to the Maker such further assurances of such status as may be reasonably requested by the Maker.

(d) Neither the Holder nor, to its knowledge, any person or entity controlling, controlled by or under common control with it, nor any person or entity having a beneficial interest in it, nor any person on whose behalf the Holder is acting: (i) is a person listed in the Annex to Executive Order No. 13224 (2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism); (ii) is named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (iii) is a non-U.S. shell bank or is providing banking services indirectly to a non-U.S. shell bank; (iv) is a senior non-U.S. political figure or an immediate family member or close associate of such figure; or (v) is otherwise prohibited from investing in the Maker pursuant to applicable U.S. anti-money laundering, anti-terrorist and asset control laws, regulations, rules or orders (categories (i) through (v), each a “Prohibited Seller”). The Holder agrees to provide the Maker, promptly upon request, all information that is reasonably necessary or appropriate to comply with applicable U.S. anti-money laundering, anti-terrorist and asset control laws, regulations, rules and orders. The Holder consents to the disclosure to U.S. regulators and law enforcement authorities by the Maker and its affiliates and agents of such information about such member as is reasonably necessary or appropriate to comply with applicable U.S. anti-money-laundering, anti-terrorist and asset control laws, regulations, rules and orders. The Holder acknowledges that if, following its investment in the Note, the Maker reasonably believes that such member is a Prohibited Seller or is otherwise engaged in suspicious activity or refuses to promptly provide information that the Maker requests, the Maker has the right or may be obligated to prohibit additional investments, segregate the assets constituting the investment in accordance with applicable regulations or immediately require such member to transfer the Note. The Holder further acknowledges that such member will have no claim against the Maker or any of its affiliates or agents for any form of damages as a result of any of the foregoing actions.

(e) The Holder or its duly authorized representative realizes that because of the inherently speculative nature of business activities of the kind contemplated by the Holder, the Holder’s financial position and results of operations may be expected to fluctuate from period to period and will, generally, involve a high degree of financial and market risk that can result in substantial or, at times, even total loss of the value of the Note.

5A. Events of Default. In case one or more of the following events (each, an “Event of Default”) (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall have occurred and be continuing:

a. Default in the payment, when due or declared due, of the Outstanding Principal Amount and accrued interest on the Maturity Date;

b. Default in the payment, when due or declared due, of accrued interest hereunder;

c. Any representation or warranty made by Maker in this Note or in connection with any borrowing or request for an Advance hereunder is untrue in any material respect at the time when made; or

d. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Maker and, in the case of involuntary proceedings, have not been dismissed within 61 days, then, in each case where an Event of Default occurs, Holder, by notice in writing to Maker shall inform Maker of such Event of Default and if such default is not cured within five business days from the date such notice is received by Maker, then Holder, may, at its option, declare the Outstanding Principal Amount and all accrued interest due thereon to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. Following the occurrence and during the continuance of an Event of Default, which, if susceptible to cure is not cured as provided above, otherwise then from the first date of such occurrence, the annual interest rate on this Note shall be the higher of fifteen percent (15%) or the highest rate permitted by law.

6. Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Maker, which is absolute and unconditional, to pay the Outstanding Principal Balance of this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Maker.

7. Costs of Collection. Maker and Holder agree that if, and as often as, this Note is placed in the hands of an attorney for collection, or to defend or enforce any of Holder’s rights hereunder, or under any instrument securing payment of this Note, Maker shall pay to Holder its attorney’s fees and all court costs and other expenses incurred in connection therewith, regardless of whether a lawsuit is ever commenced or whether, if commenced, the same proceeds to judgement or not. Such costs and expenses shall include, without limitation, all costs, reasonable attorneys’ fees and expenses incurred by Holder in connection with any insolvency, bankruptcy, reorganization, foreclosure, deed in lieu of foreclosure or similar proceeding involving Maker or which in any way affect the exercise by Holder of its rights and remedies under this Note, or any other document or instrument securing, evidencing or relating to the indebtedness evidenced by this Note.

8. Non-Waiver. No delay or omission on the part of Holder in exercising any of the rights or remedies hereunder shall operate as a waiver of such right or of any other right or remedy under this Note. A waiver of any one or more occasions shall not be construed as a bar to or waiver of any such right and/or remedy on any future occasion.

9. Purpose of Loan. Maker certifies that the loan evidenced by this Note is obtained for business or commercial purposes and that the proceeds thereof will not be used primarily for personal, family, household or agricultural purposes.

10. Waiver of Presentment. Maker and the endorsers, sureties, guarantors and all persons who may become liable for all or any part of this obligation shall be jointly and severally liable for such obligation and hereby jointly and severally waive presentment and demand for payment, notice of dishonor, protest and notice of protest, and any and all lack of diligence or delays in collection or enforcement hereof. Said parties consent to any modification or extension of time (whether one or more) of payment hereof, the release of all or any part of security for the payment hereof, and the release of any party liable for payment of this obligation. Any modification, extension, or release may be without notice to any such party and shall not discharge said party’s liability hereunder.

11. Partial Enforcement. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note.

12. Notice. All notices, consents, waivers, and other communications under this Note must be in writing and will be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, if to the registered Holder hereof; or (d) seven days after the placement of the notice into the mails (first class postage prepaid), to the Holder at:

Patrocorp Inc 353 West 48th St, #292 New York, NY, USA

or, if to the Maker, to it at:

MEA testing Systems Ltd 4 HaGavish St Natanya, Israel

(or to such other address, facsimile number, or e-mail address as the Holder or the Maker as a party may designate by notice to the other party in accordance with this Section 12).

13. Governing Law. The parties agree that the loan evidenced by this Note is made in the State of New York and the provisions hereof will be construed in accordance with the laws of the State New York. The parties further agree that in the event of default, this Note may be enforced in any court of competent jurisdiction in the State of New York, and they do hereby submit to the jurisdiction of such court regardless of their residence or where this Note.

14. Severability. Invalidation of any of the provisions of this Note or of any section, paragraph, sentence, clause, phrase, or word herein, or the application thereof in any given circumstance, shall not affect the validity of the remainder of this Note.

15. Amendment. This may not be amended, modified, or changed, except only by an instrument in writing, signed by both the parties.

16. Time of the Essence. Time is of the essence for the performance of each and every obligation of Maker hereunder.

17. Complete Agreement. This Note is a complete statement of the agreement between the parties and supersedes and merges all prior proposals, understandings, all other agreements, oral and written, including oral representations and warranties, between the parties relating to this Note.

18. Independent Representation. The Maker hereto acknowledges and agrees that it has received or has had the opportunity to receive independent legal counsel of its own choice and that it has been sufficiently apprised of its rights and responsibilities with regard to the substance of this Note, particularly in light of the fact that an affiliate of Holder is the principal of Maker’s counsel and therefore not independent. This Note shall be construed to effectuate the mutual intent of the parties. The parties and their counsel have cooperated in the drafting and preparation of this Note, and this Note therefore shall not be construed against any party by virtue of its role as the drafter thereof. No drafts of this Note shall be offered by any party, nor shall any draft be admissible in any proceeding, to explain or construe this Note.

19. Electronic and Counterpart Signatures. All parties (a) agree that each may use electronic signatures, (b) by doing so, agree to being subject to the provisions of the U.S. E-SIGN Act (i.e., the Electronic Signatures in Global and National Commerce Act (enacted June 30, 2000, and codified at 15 U.S.C. § 7001 et seq.)) and (c) agree that an electronic or facsimile copy of the executed Note or counterpart shall be deemed, and shall have the same legal force and effect as, an original document.

IN WITNESS WHEREOF, the Maker and Holder have duly executed and delivered this Note, or caused this Note to be duly executed and delivered, all as of the date first written above.

M.E.A. TESTING SYSTEMS LTD.

By:	/s/ Menny Shalom
Name:	Menny Shalom
Title:	CEO

PETROCORP INC.

By:	/s/ Doron Yom Tov
Name:	Doron Yom Tov
Title:	Chairman